PROSPECTUS Dated March 29, 1995                   Pricing Supplement No. 23 to
PROSPECTUS SUPPLEMENT                      Registration Statement No. 33-57833
Dated March 29, 1995                                          December 6, 1995
                                                                Rule 424(b)(3)
                                 $ 25,000,000
                           Morgan Stanley Group Inc.
                          MEDIUM-TERM NOTES, SERIES C
                            Senior Fixed Rate Notes

                   EXCHANGEABLE NOTES DUE DECEMBER 31, 2001

          Exchangeable For American Depositary Receipts Representing
                          Class A Ordinary Shares of
                            SMITHKLINE BEECHAM plc

The Exchangeable Notes due December 31, 2001 (the "Notes") are Medium-Term Notes, Series C (Senior Fixed Rate Notes) of Morgan Stanley Group Inc. (the "Company"), as further described below and in the Prospectus Supplement under "Description of Notes - Fixed Rate Notes." The issue price of each Note will be $835.14 (83.514% of the principal amount at maturity) (the "Issue Price"), and there will be no periodic payments of interest. The Issue Price represents a yield to maturity of 3.0% per annum computed on a semiannual bond-equivalent basis based on the Issue Price calculated from the date of issuance (the "Original Issue Date"). The Notes are issued in minimum denominations of $1,000 per Note and will mature on December 31, 2001.

On any Exchange Date, the holder of a Note will have the right (the "Exchange Right"), subject to a prior call of the Notes for cash in an amount equal to the Call Price (as defined herein) by the Company (as described in the immediately succeeding paragraph) and upon completion by the holder and acknowledgment by the Company and the Calculation Agent of an Official Notice of Exchange prior to 11:00 a.m. New York City time on the Business Day (as defined herein) immediately prior to such Exchange Date (the "Exchange Notification Date"), to exchange each $1,000 principal amount of such Note for 13.1182 (the "Exchange Ratio") American Depositary Receipts ("SBH ADRs") evidencing the American Depositary Shares of SmithKline Beecham plc, a public limited company incorporated under the laws of England ("SmithKline Beecham"), subject to the Company's right to pay cash in an amount equal to the Exchange Ratio times the ADR Market Price (as defined herein) on the Exchange Date in lieu of such SBH ADRs. Each SBH ADR represents five (5) Class A Ordinary Shares, par value 12.5p per share ("A Shares"), of SmithKline Beecham. The Exchange Ratio will be adjusted for certain corporate events but will not be adjusted for any original issue discount ("OID") on the Notes. See "Adjustments to Exchange Ratio" in this Pricing Supplement. Upon exchange, the holder will not receive any cash payment representing any accrued OID. Such accrued OID will be deemed paid by the SBH ADRs or cash received by the holder upon exercise of the Exchange Right. An Exchange Date will be any Exchanges Trading Day (as defined herein) that is also a Business Day, and that falls during the period beginning March 13, 1996 and ending on the day prior to the earliest of (i) the Maturity Date,
(ii) the Call Date (as defined below) and (iii) in the event of a call for cash in an amount equal to the Call Price as described under "Company Exchange Right" herein, the Company Notice Date (as defined herein).

On or after December 15, 1998, the Company may call the Notes, in whole but not in part, for cash in an amount equal to the Call Price to be paid on the date (the "Call Date") not less than 30 nor more than 60 days after the Company Notice Date (as defined herein), as specified by the Company; provided that, if Parity (as defined herein) as determined on the Exchange Date immediately prior to the Company Notice Date is equal to or greater than the Call Price, the Company shall, at its sole option, either (i) deliver SBH ADRs at the Exchange Ratio or (ii) pay cash in an amount equal to Parity, as determined on the second Exchange Date immediately prior to the Call Date. If the Notes are so called, the cash or SBH ADRs to be delivered to holders of Notes will be delivered on the Call Date.

SmithKline Beecham is not affiliated with the Company nor involved in this offering of the Notes. The ADR Market Price on the date of this Pricing Supplement was $55.00 (the "Initial Market Price").

The Company will cause Parity and any adjustments to the Exchange Ratio to be determined by the Calculation Agent for Chemical Bank, as Trustee under the Senior Debt Indenture.

An investment in the Notes entails risks not associated with similar investments in a conventional debt security, as described under "Risk Factors" on PS-7 and PS-8 herein.

The Notes have been approved for listing on the New York Stock Exchange ("NYSE"), subject to official notice of issuance. It is not possible to predict whether the Notes will trade in the secondary market or if such market will be liquid or illiquid.


                                 PRICE 83.514%

                                        Agent's
                Price to Public      Commissions(1)      Proceeds to Company
               -----------------    ----------------    ---------------------
Per Note...         83.514%              0.25%                 83.264%
Total......       $20,878,500           $62,500              $20,816,000
_______________
(1) The Company has agreed to indemnify the Agent against certain liabilities, including liabilities under the Securities Act of 1933.
                             MORGAN STANLEY & CO.
                                   Incorporated




















                     (This page intentionally left blank)



Capitalized terms not defined herein have the meanings given to such terms in the accompanying Prospectus Supplement.


Principal Amount:..............  $25,000,000

Maturity Date:.................  December 31, 2001

Specified Currency:............  U.S. Dollars

Issue Price:...................  83.514%

Original Issue Date (Settlement Date):December 13, 1995

Book Entry Note or Certificated Note:Book Entry

Senior Note or Subordinated Note:Senior

Minimum Denominations:.........  $1,000

Trustee:.......................  Chemical Bank

SBH American Depositary Receipts: SBH American Depositary Receipts ("SBH
                                 ADRs") evidence SBH American Depositary
                                 Shares of SmithKline Beecham plc, a public limited company incorporated under the laws of England ("SmithKline Beecham"). Each SBH ADR represents five (5) Class A Ordinary Shares, par value 12.5p per share ("A Shares"), of SmithKline Beecham. The SBH ADRs are registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and are listed on the New York Stock Exchange. The A Shares are listed on The International Stock Exchange of the United Kingdom and the Republic of Ireland Limited (the "London Stock Exchange") and the Tokyo Stock Exchange. See "Historical Information" below.

Exchange Right:................  On any Exchange Date, subject to a prior call of the Notes by the Company for cash in an
                                 amount equal to the Call Price as described
                                 under "Company Exchange Right" below, the
                                 holders of Notes will be entitled upon (i)
                                 completion by the holder and acknowledgment by the Company and the Calculation Agent of an Official Notice of Exchange (in the form of Annex A attached hereto) prior to 11:00 a.m. New York City time on the Exchange Notification Date and (ii) delivery on such Exchange Notification Date of such Notes to the Trustee, to exchange each $1,000 principal amount of Notes for 13.1182 SBH
                                 ADRs (the "Exchange Ratio"), subject to
                                 adjustment as described under "Adjustments to the Exchange Ratio" below. Upon any such exchange, the Company may, at its sole option, deliver such SBH ADRs or pay an amount in cash equal to the Exchange Ratio times the ADR Market Price on the Exchange Date, as determined by the Calculation Agent, in lieu of such SBH ADRs; provided that if a Delisting Date (as defined below) has occurred, the Company will pay such cash amount and will not deliver such SBH ADRs. Such delivery or payment will be made 3 Business Days after any Exchange Date.

                                 The Company shall, or shall cause the
                                 Calculation Agent to, deliver such SBH ADRs or cash to the Trustee for delivery to the holders.

No Fractional Shares:..........  If upon any exchange of the Notes the Company chooses to deliver SBH ADRs, the Company will pay cash in lieu of delivering fractional SBH ADRs in an amount equal to the corresponding fractional ADR Market Price as determined by the Calculation Agent on such Exchange Date.

Exchange Ratio:................  13.1182, subject to adjustment for certain corporate events.  See "Adjustments to
                                 Exchange Ratio" below.

Exchange Notification Day:.....  The Business Day (as defined herein)
                                 immediately prior to any Exchange Date.

Exchange Date:.................  Any Exchanges Trading Day that is also a
                                 Business Day and that falls during the period beginning March 13, 1996 and ending on the day prior to the earliest of (i) the Maturity Date, (ii) the Call Date and (iii) in the event of a call for cash in an amount equal to the Call Price as described under "Company Exchange Right" below, the Company Notice Date.

Company Exchange Right:........  On or after December 15, 1998, the Company may call the Notes, in whole but not in part, for cash in an amount equal to the Call Price; provided that, if Parity as determined by the Calculation Agent on the Exchanges Trading
                                 Day immediately prior to the Company Notice
                                 Date is equal to or greater than the Call
                                 Price, the Company shall, at its sole option, either (i) deliver SBH ADRs at the Exchange Ratio or (ii) pay cash in an amount equal to Parity, in each case as determined on the second Exchange Date immediately prior to the
                                 Call Date.   If the Notes are so called for
                                 exchange by the Company, then, unless a
                                 holder subsequently exercises the Exchange
                                 Right (the exercise of which will not be available to the holder following a call for cash in an amount equal to the Call Price), the SBH ADRs or cash to be delivered to holders of Notes will be delivered on the Call Date fixed by the Company and set forth in its notice of exchange, upon delivery of such Notes to the Trustee. Upon an exchange by the Company, the holder will not receive any additional cash payment representing any accrued OID. Such accrued OID will be deemed paid by the delivery of SBH ADRs or cash.
                                 The Company shall, or shall cause the
                                 Calculation Agent to, deliver such SBH ADRs or cash to the Trustee for delivery to the holders.

                                 If a Delisting Date occurs prior to the Call
                                 Date, the Company will pay cash, rather than SBH ADRs, upon any such exchange. See "Delisting Date" below.

Company Notice Date:...........  Any Exchanges Trading Day on or after
                                 December 15, 1998 on which the Company issues its notice of exchange.

Parity:........................  With respect to any Exchanges Trading Day, an amount equal to the Exchange Ratio times the ADR Market Price (as defined below) on such Exchanges Trading Day.

Call Price:....................  100% of principal amount.

ADR Market Price:..............  If the SBH ADRs are listed on a national securities exchange, are securities on The
                                 Nasdaq National Market ("NASDAQ NMS") or are included in the OTC Bulletin Board Service ("OTC Bulletin Board") operated by the National Association of Securities Dealers, Inc. (the "NASD"), the ADR Market Price of an SBH ADR for any Exchange Date means (i) the last reported sale price, regular way, on such day on the principal United States securities exchange registered under the Exchange Act on which SBH ADRs are listed or admitted to trading or (ii) if not listed or admitted to trading on any such securities exchange or if such last reported sale price is not obtainable, the last reported sale price on the over-the-counter market as reported on the NASDAQ NMS or OTC Bulletin Board on such day. If the last reported sale price is not available pursuant to clause (i) or (ii) of the preceding sentence, the ADR Market Price for any Exchange Date shall be the mean, as determined by the Calculation Agent, of the bid prices for an SBH ADR obtained from as many dealers in such SBH ADRs, but not exceeding three, as will make such bid prices available to the Calculation Agent. If the ADR Market Price is not available in accordance with the two preceding sentences because a Delisting Date has occurred, the ADR Market Price for any Exchange Date shall be the ADR Equivalent Market Price (as defined below) on such Exchange Date as determined by the Calculation Agent. The term "NASDAQ NMS security" shall include a security included in any successor to such system and the term "OTC Bulletin Board Service" shall include any successor service thereto.

NYSE Trading Day:..............  A day on which trading is generally conducted in the over-the-counter market for equity securities in the United States and on the NYSE, as determined by the Calculation Agent, and on which a Market Disruption Event has not occurred.

Exchanges Trading Day:.........  Any NYSE Trading Day on which trading in equity securities is also generally conducted on the London Stock Exchange, as determined by the Calculation Agent, and on which a Market Disruption Event has not occurred.

Business Day:..................  Any day, other than a Saturday or Sunday that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York or the City of London.

Delisting Date:................  The first date on which the SBH ADRs (or the
                                 American depositary shares or common stock of any SmithKline Beecham Survivor (as defined under "Adjustments to Exchange Ratio")) are not listed on any U.S. national securities exchanges, traded through the facilities of a U.S. national securities system or are permanently suspended from trading (within the meaning of the Exchange Act and the rules and regulations thereunder) on each such securities exchange and securities system on which such security is then listed.

                                 If a Delisting Date occurs, the NYSE will cause the Notes to be delisted as well. If the Notes are not listed or traded on any U.S. national securities exchange or through the facilities of a U.S. national securities system, pricing information for the Notes may be more difficult to obtain, and the liquidity and market prices of the Notes may be adversely affected.

ADR Equivalent Market Price:...  The ADR Equivalent Market Price, for any
                                 Exchange Date, shall be the product of (x) five (5) (as such multiple may have been adjusted by the depository for the SBH ADRs as described in paragraphs 1 and 2 in "Adjustments to the Exchange Ratio" below) and (y) the A Share Market Price, which product shall be converted from pounds sterling into dollars at the spot buying rate prevailing on such date as determined by the Calculation Agent.

A Share Market Price:..........  If A Shares are listed on the London Stock
                                 Exchange, the A Share Market Price for any
                                 Exchange Date (or Exchanges Trading Day, as applicable) shall be (i) the closing price, as derived from the London Stock Exchange Daily Official List, of the A shares on such day, not being subject to any special provisions (or, if no sale occurs on such day, the closing bid price on such day). If
                                 A Shares are not listed on the London
                                 Exchange (or are subject to any special
                                 provisions), the Market Price for the A
                                 Shares, for any Exchange Date (or Exchanges
                                 Trading Day, as applicable), shall be (i) the equivalent price by reference to such stock exchange or other securities market on which A Shares are principally traded, as the Calculation Agent shall determine in its sole discretion, on such day, not being subject to any special provisions, or, if such day is not a Business Day, the next succeeding Business Day that is also an Exchange Date (or Exchanges Trading Day, as applicable), converted (if necessary) into pounds sterling at the spot buying rate prevailing on such date as determined by the Calculation Agent. For purposes of the immediately preceding sentence, a "Business Day" shall be a day on which banks are open for business in the city in which the relevant stock exchange is located and on which such stock exchange is open for business. If the A Share Market Price cannot be determined in accordance with the above provisions, then such A Share Market Price shall be deemed to be the value, for any Exchange Date (or Exchanges Trading Day, as applicable) (converted (if necessary), into pounds sterling, as aforesaid) as determined by the Calculation Agent whose determination shall be conclusive.

Calculation Agent:.............  Morgan Stanley & Co. Incorporated ("MS & Co.")

                                 Because the Calculation Agent is an affiliate of the Company, potential conflicts of interest may exist between the Calculation Agent and the holders of the Notes, including with respect to certain determinations and judgments that the Calculation Agent must make in making adjustments to the Exchange Ratio or determining the ADR Market Price, the A Share Market Price or whether a Market Disruption Event has occurred. See "Adjustment to the Exchange Ratio" and "Market Disruption Event" below. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Total Amount of OID:...........  $164.86 per $1,000 principal amount of Notes

Original Yield to Maturity:....  3.0% per annum computed on a semiannual bond-equivalent basis based on the Issue
                                 Price calculated from the Original Issue Date.

Risk Factors:..................  An investment in the Notes entails significant risks not associated with similar investments in a conventional debt security, including the following:

                                 The Notes do not pay interest and the yield to maturity is less than would be payable on a non-exchangeable debt security issued with OID if the Company were to issue such a security at the same time it issues the Notes.

                                 The Company is not affiliated with SmithKline Beecham and, although the Company as of the date of this Pricing Supplement does not have any material non-public information concerning SmithKline Beecham, corporate events of SmithKline Beecham, including those described below in "Adjustments to the Exchange Ratio," are beyond the Company's ability to control and are difficult to predict.

                                 SmithKline Beecham is not involved in the offering of the Notes and has no obligations with respect to the Notes, including any obligation to take the interests of the Company or of holders of Notes into consideration for any reason. SmithKline Beecham will not receive any of the proceeds of the offering of the Notes made hereby and is not responsible for, and has not participated in, the determination of the timing of, prices for or quantities of, the Notes offered hereby.

                                 There can be no assurance as to how the Notes will trade in the secondary market or whether such market will be liquid or illiquid. The market value for the Notes will be affected by a number of factors independent of the creditworthiness of the Company and the value of SBH ADRs or A Shares, including, but not limited to, the volatility of SBH ADRs or A Shares, the dividend rate on SBH ADRs or A Shares, market interest and yield rates, the pound sterling/U.S. dollar exchange rate and the time remaining to the first Exchange Date, any Call Date or the maturity of the Notes. In addition, the value of SBH ADRs or A Shares depends on a number of interrelated factors, including economic, financial and political events, over which the Company has no control. The market value of the Notes is expected to depend primarily on the extent of the appreciation, if any, of the ADR Market Price above the Initial Market Price. The price at which a holder will be able to sell Notes prior to maturity may be at a discount, which could be substantial, from the accreted principal amount thereof, if, at such time, the ADR Market Price is below, equal to or not sufficiently above the Initial Market Price. The historical market prices of SBH ADRs should not be taken as an indication of future performance of SBH ADRs during the term of any Note.

                                 Fluctuations in the exchange rate between the pound sterling and the U.S. dollar will affect the U.S. dollar equivalent of the pound sterling price of A Shares on the London
                                 Stock Exchange and, as a result, will likely affect the ADR Market Price, which may consequently affect the market value of the Notes. See "Currency Exchange Rates" below.

                                 If a Delisting Date occurs, the NYSE will cause the Notes to be delisted as well. If the Notes are not listed or traded on any U.S. national securities exchange or through the facilities of a U.S. national securities system, pricing information for the Notes may be more difficult to obtain, and the liquidity and market prices of the Notes may be adversely affected. No assurance may be given that a Delisting Date will not occur.

                                 Because the Calculation Agent is an affiliate of the Company, potential conflicts of interest may exist between the Calculation Agent and the holders of the Notes, including with respect to certain adjustments to the Exchange Ratio that may influence the determination of Parity or of the amount of stock or cash receivable upon exercise of the Exchange Right or the Company Exchange Right. See "Adjustments to the Exchange Ratio" and "Market Disruption Event."

                                 It is suggested that prospective investors who consider purchasing the Notes should reach an investment decision only after carefully considering the suitability of the Notes in light of their particular circumstances.

                                 Investors should also consider the tax
                                 consequences of investing in the Notes.  See
                                 "United States Federal Taxation" below.

Adjustments to the Exchange Ratio: The Exchange Ratio will be adjusted as follows:

                                 1.  If the A Shares are subject to a stock
                                 split or reverse stock split, then once such split has become effective, the Exchange Ratio will be proportionately adjusted; provided, however, that if SmithKline Beecham and the depositary for the SBH ADRs shall have adjusted the number of A Shares represented by each SBH ADR so that the price of such SBH ADR would not be affected by such stock split or reverse stock split, no adjustment of the Exchange Ratio shall be made.

                                 2.  If the A Shares are subject to a stock
                                 dividend (issuance of additional A Shares that is given ratably to all holders of A Shares), then once the dividend on the SBH ADRs corresponding to such dividend has become effective with respect to the SBH ADRs and SBH ADRs are trading ex-dividend, the Exchange Ratio will be proportionately adjusted; provided, however, that if SmithKline Beecham and the depositary for the SBH ADRs shall have adjusted the number of A Shares represented by each SBH ADR so that the price of such SBH ADR would not be affected by such stock dividend, no adjustment to the Exchange Ratio shall be made.

                                 3.   There will be no adjustments to the
                                 Exchange Ratio to reflect cash dividends or other distributions paid with respect to the A Shares other than distributions described in paragraph 6 below and Extraordinary A Share Dividends as described below. An A Share dividend will be deemed an "Extraordinary A Share Dividend" if such A Share Dividend exceeds the immediately preceding non-Extraordinary A Share Dividend by an amount equal to at least 10% of the A Share Market Price on the Exchanges Trading Day preceding the ex-dividend date for the payment of such Extraordinary A Share
                                 Dividend (the "ex-dividend date") on the A
                                 Shares. If an Extraordinary A Share Dividend occurs, the Exchange Ratio with respect to SBH ADRs will be adjusted on the ex-dividend date with respect to such Extraordinary A Share Dividend so that the new Exchange Ratio will equal the product of (i) the then current Exchange Ratio and (ii) a fraction, the numerator of which is the A Share Market
                                 Price on the Exchanges Trading Day preceding the ex-dividend date, and the denominator of which is the amount by which the A Share Market Price on the Exchanges Trading Day preceding the ex-dividend date exceeds the Extraordinary A Share Dividend Amount. The "Extraordinary Dividend Amount" with respect to an Extraordinary A Share Dividend will equal (i) in the case of cash dividends or other distributions that constitute quarterly dividends, the amount per A Share of such Extraordinary A Share Dividend minus the amount per A Share of the immediately preceding non-Extraordinary A Share Dividend or (ii) in the case of cash dividends or other distributions that do not constitute quarterly dividends, the amount per A Share of such Extraordinary A Share Dividend. To the extent an Extraordinary A Share Dividend is not paid in cash, the value of the non-cash component will be determined by the Calculation Agent, whose determination shall be conclusive. A distribution on the SBH
                                 ADRs described in paragraph 6 below that also constitutes an Extraordinary ADR Dividend shall only cause an adjustment to the Exchange Ratio pursuant to paragraph 6.

                                 4.   If SmithKline Beecham is being
                                 liquidated or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law, the Notes will continue to be exchangeable into SBH ADRs so long as an ADR Market Price for the SBH ADRs is available. If an ADR Market Price is no longer available for the SBH ADRs for whatever reason, including the liquidation of SmithKline Beecham or the subjection of SmithKline Beecham to a proceeding under any applicable bankruptcy, insolvency or other similar law, then the value of an SBH ADR will equal zero for so long as no ADR Market Price is available.

                                 5.   If there occurs any reclassification or
                                 change of the A Shares, or if SmithKline
                                 Beecham has been subject to a merger,
                                 combination or consolidation and is not the surviving entity, or if there occurs a sale or conveyance to another corporation of the property and assets of SmithKline Beecham as an entirety or substantially as an entirety, in each case as a result of which the holders of A Shares shall be entitled to receive stock, other securities or other property or assets (including cash) with respect to or in exchange for such A Shares, then the holders of the Notes then outstanding will be entitled thereafter to exchange such Notes for the kind and amount of shares of stock, other securities or other property or assets (including cash) that they would have owned or been entitled to receive upon such reclassification, change, merger, combination, consolidation, sale or conveyance had such holders exchanged such Notes for SBH ADRs and exchanged the SBH ADRs for A Shares immediately prior to any such corporate event. At such time, no adjustment will be made to the Exchange Ratio.

                                 6.   If SmithKline Beecham issues to all
                                 holders of A Shares (and consequently of SBH
                                 ADRs) equity securities of an issuer other than SmithKline Beecham (other than in a transaction described in paragraph 5 above), then the holders of the Notes then outstanding will be entitled to receive such new equity securities upon exchange of such Notes. The Exchange Ratio for such new equity securities will equal the product of the Exchange Ratio in effect for the SBH ADRs at the time of the issuance of such new equity securities times the product of (x) five (5) (as such multiple may have been adjusted by the depository as described in paragraphs 1 and 2 above) and (y) the number of shares of the new equity securities issued with respect to one A Share.

                                 7. In the event that SmithKline Beecham and the depositary for the SBH ADRs elect, in the absence of any of the events described in paragraph 1, 2 or 3 above, to change the number of A Shares that are represented by each SBH ADR, the Exchange Ratio on any Exchanges Trading Day after the change becomes effective will be proportionately adjusted.

                                 No adjustments to the Exchange Ratio will be required unless such adjustment would require a change of at least 0.1% in the Exchange Ratio then in effect. The Exchange Ratio resulting from any of the adjustments specified above will be rounded to the nearest one thousandth with five ten-thousandths being rounded upward.

                                 No adjustments to the Exchange Ratio will be made other than those specified above. The adjustments specified above do not cover all events that could affect the ADR Market Price.

                                 The Calculation Agent shall be solely
                                 responsible for the determination and
                                 calculation of any adjustments to the Exchange Ratio and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets (including cash) in connection with any corporate event described in paragraph 5 or 6 above, and its determinations and calculations with respect thereto shall be conclusive.

                                 The Calculation Agent will provide
                                 information as to any adjustments to the Exchange Ratio upon written request by any holder of the Notes.


Market Disruption Event:.......  "Market Disruption Event" means:

                                  (i) a suspension, absence or material
                                 limitation of trading of SBH ADRs or A Shares on the primary market for SBH ADRs or A Shares for more than two hours of trading or during the one-half hour period preceding the close of trading in such market; or the suspension or material limitation on the primary market for trading in options contracts related to SBH ADRs or A Shares, if available, during the one-half hour period preceding the close of trading in the applicable market, in each case as determined by the Calculation Agent in its sole discretion; and

                                  (ii) a determination by the Calculation
                                 Agent in its sole discretion that the event described in clause (i) above materially interfered with the ability of the Company or any of its affiliates to unwind all or a material portion of the hedge with respect to the Notes.

                                 For purposes of determining whether a Market
                                 Disruption Event has occurred: (1) a
                                 limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange, (2) a decision to permanently discontinue trading in the relevant contract will not constitute a Market Disruption Event, (3) limitations pursuant to New York Stock Exchange Rule 80A (or any applicable rule or regulation enacted or promulgated by the NYSE, any other self-regulatory organization, the Securities and Exchange Commission, the London Stock Exchange or any other exchange relevant to the determination of the ADR Market Price or the A Share Market Price, as applicable, of similar scope as determined by the Calculation Agent) on trading during significant market fluctuations shall constitute a Market Disruption Event, (4) a suspension of trading in an options contract on SBH ADRs or A Shares by the primary securities market trading in such options, if available, by reason of (x) a price change exceeding limits set by such securities exchange or market, (y) an imbalance of orders relating to such contracts or (z) a disparity in bid and ask quotes relating to such contracts will constitute a suspension or material limitation of trading in options contracts related to SBH ADRs or A Shares and
                                 (5) an "absence of trading" on the primary securities market on which options contracts related to SBH ADRs or A Shares are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

SBH ADRs; Public Information...  The SBH ADRs are registered under the
                                 Exchange Act. Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the Securities and Exchange Commission (the "Commission"). Information provided to or filed with the Commission is available at the offices of the Commission specified under "Available Information" in the accompanying Prospectus. In addition, information regarding SmithKline Beecham may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The Company makes no representation or warranty as to the accuracy or completeness of such reports.

                                 THIS PRICING SUPPLEMENT RELATES ONLY TO THE
                                 NOTES OFFERED HEREBY AND DOES NOT RELATE TO
                                 SBH ADRs, A SHARES OR OTHER SECURITIES OF
                                 SMITHKLINE BEECHAM OR OF ANY AFFILIATE
                                 THEREOF.  ALL DISCLOSURES CONTAINED IN THIS
                                 PRICING SUPPLEMENT REGARDING SMITHKLINE
                                 BEECHAM ARE DERIVED FROM THE PUBLICLY
                                 AVAILABLE DOCUMENTS DESCRIBED IN THE
                                 PRECEDING PARAGRAPH. NEITHER THE COMPANY NOR THE AGENT HAS PARTICIPATED IN THE PREPARATION OF SUCH DOCUMENTS OR MADE ANY DUE DILIGENCE INQUIRY WITH RESPECT TO SMITHKLINE BEECHAM. NEITHER THE COMPANY NOR THE AGENT MAKES ANY REPRESENTATION THAT SUCH PUBLICLY AVAILABLE DOCUMENTS OR ANY OTHER PUBLICLY AVAILABLE INFORMATION REGARDING SMITHKLINE BEECHAM ARE ACCURATE OR COMPLETE. FURTHERMORE, THERE CAN BE NO ASSURANCE THAT ALL EVENTS OCCURRING PRIOR TO THE DATE HEREOF (INCLUDING EVENTS THAT WOULD AFFECT THE ACCURACY OR COMPLETENESS OF THE PUBLICLY AVAILABLE DOCUMENTS DESCRIBED IN THE PRECEDING PARAGRAPH) THAT WOULD AFFECT THE TRADING PRICE OF SBH ADRs (AND THEREFORE THE INITIAL MARKET PRICE AND THE EXCHANGE RATIO), HAVE BEEN PUBLICLY DISCLOSED. SUBSEQUENT DISCLOSURE OF ANY SUCH EVENTS OR THE DISCLOSURE OF OR FAILURE TO DISCLOSE MATERIAL FUTURE EVENTS CONCERNING SMITHKLINE BEECHAM COULD AFFECT THE VALUE RECEIVED ON ANY EXCHANGE DATE OR CALL DATE WITH RESPECT TO THE NOTES AND THEREFORE THE TRADING PRICES OF THE NOTES.

                                 NEITHER THE COMPANY NOR ANY OF ITS AFFILIATES MAKE ANY REPRESENTATION TO ANY PURCHASER OF NOTES AS TO THE PERFORMANCE OF SBH ADRs, THE A SHARES OR ANY OTHER SECURITY OF SMITHKLINE BEECHAM.

                                 The Company or its affiliates may presently or from time to time engage in business with SmithKline Beecham including extending loans to, or making equity investments in, SmithKline Beecham or providing advisory services to SmithKline Beecham, including merger and acquisition advisory services. In the course of such business, the Company or its affiliates may acquire non-public information with respect to SmithKline Beecham and, in addition, one or more affiliates of the Company may publish research reports with respect to SmithKline Beecham. The Company does not make any representation to any purchaser of Notes with respect to any matters whatsoever relating to SmithKline Beecham. Any prospective purchaser of a Note should undertake an independent investigation of SmithKline Beecham as in its judgment is appropriate to make an informed decision with respect to an investment in SBH ADRs.

Historical Information.........  SmithKline Beecham's share capital consists of two classes of Ordinary Shares: A Shares and B Shares ("B Shares"), each having equal voting rights. All votes are exercised by poll. The B Shares are paired with Cumulative Participating Preferred Stock of SmithKline Beecham Corporation, a Pennsylvania corporation, and trade only in the form of resulting Equity Units (the "Equity Units").

                                 The American Depositary Receipts related to the Equity Units ("SBE ADRs") as well as the SBH ADRs are registered under the Exchange Act. Each SBE ADR represents 5 Equity Units. Both the A Shares and the Equity Units are listed on the London Stock Exchange. The SBH ADRs and SBE ADRs are each listed on the NYSE. The A Shares are also listed on the Tokyo Stock Exchange.

                                 The principal trading market for both the A
                                 Shares and the Equity Units is the London
                                 Stock Exchange.

                                 The following table sets forth, for the
                                 periods indicated, the high and low sale prices and the average daily volume for the A Shares on the London Stock Exchange, as reported on Bloomberg Financial Markets. Any comparison of the closing bid price of the A Shares and the ADR Market Price must take into account the exchange rate then in effect, since the A Share prices are stated in pence and the ADR Market Price is determined in U.S. dollars.


                                                             Pence Per
                                                               A Share
                                                                                        Average Daily
                                                        High           Low              Volume (000's)
                                                        ---------------------------    ----------------
Calendar Year
1993
First Quarter                                           506.0           392.5               3,342
Second Quarter                                          485.0           407.5               2,383
Third Quarter                                           466.5           404.0               3,008
Fourth Quarter                                          448.0           375.0               3,790
1994
First Quarter                                           439.0           372.5               3,746
Second Quarter                                          419.5           359.0               2,456
Third Quarter                                           465.5           388.0               3,563
Fourth Quarter                                          472.5           401.5               4,145
1995
First Quarter                                           527.0           449.0               5,213
Second Quarter                                          569.0           483.0               4,124
Third Quarter                                           640.0           558.0               3,075
Fourth Quarter (through December 6, 1995)               705.0           636.0               3,533

                                 The following table sets forth, for the
                                 periods indicated, the high and low sale prices and the average daily volume for the SBH ADRs as reported on Bloomberg Financial Markets.

                                                            US Dollars
                                                            per SBH ADR
                                                                                       Average Daily
                                                        High           Low             Volume (000's)
                                                        --------------------------    ----------------
Calendar Year
1993
First Quarter                                           38.250          29.750                      19
Second Quarter                                          38.625          30.625                      21
Third Quarter                                           35.250          30.250                      16
Fourth Quarter                                          32.875          27.500                      18
1994
First Quarter                                           32.625          27.500                      12
Second Quarter                                          31.625          26.375                      14
Third Quarter                                           35.625          30.625                      31
Fourth Quarter                                          36.625          32.750                      25
1995
First Quarter                                           41.875          35.250                      34
Second Quarter                                          45.625          38.125                      32
Third Quarter                                           51.250          44.625                     125
Fourth Quarter (through December 6, 1995)               55.000          49.875                     108



                                 The historical information, including the market prices and average daily trading volumes listed above, have been derived from publicly disseminated information, described above under "SBH ADRs; Public Information," that the Company believes to be accurate. Neither the Company nor the Agent makes any representation as to the accuracy of such information. The historical prices of SBH ADRs or A Shares should not be taken as an indication of future performance, and no assurance can be given that the price of SBH ADRs will increase sufficiently to cause the beneficial owners of the Notes to receive an amount in excess of the principal amount on any Exchange Date or Call Date or at maturity.

Currency Exchange Rate.........  The following table sets forth, for the periods indicated, the period-end, average, high and low Close Buying Rate for the purchase of U.S. dollars, expressed in U.S. dollars/pound sterling.

                                                                   Rate<F1>
                                 ---------------------------------------------------------------------
                                 Year ended                 Period
                                 December 31,               end        Average<F2>   High        Low
                                 ------------               ------     -----------   ------     ------
                                  1991                      1.8707      1.7645       2.0045     1.6025
                                  1992                      1.5105      1.7560       2.0063     1.4990
                                  1993                      1.4775      1.4974       1.5875     1.4180
                                  1994                      1.5647      1.5392       1.6382     1.4620
                                  First Quarter 1995        1.6215      1.5950       1.6400     1.5495
                                  Second Quarter 1995       1.5955      1.5981       1.6240     1.5632
                                  Third Quarter 1995        1.5848      1.5771       1.6083     1.5338
                                  Fourth Quarter 1995       1.5424      1.5660       1.5895     1.5310
                                    (through December 6, 1995)

--------
<F1> Source: Bloomberg Financial Markets
<F2> Average of month-end rates (for Fourth Quarter 1995, average of the second day of October through the sixth day of December).


                                 The information presented in this Pricing
                                 Supplement relating to the exchange rate of the U.S. dollar as compared to the pound sterling is furnished as a matter of information only. The pound sterling has been subject to fluctuations in the past and may be subject to significant fluctuations in the future. The fluctuations in the U.S. dollar/pound sterling exchange rate that have occurred in the past are not necessarily indicative of fluctuations in that rate that may occur over the term of the Notes.

                                 The spot exchange rates between the pound sterling and U.S. dollar are at any moment a result of the supply of and demand for the currencies being compared, and changes in the exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political developments in other countries. Of particular importance are rates of inflation, interest rate levels, the balance of payments and the extent of governmental surpluses of deficits in the United Kingdom and the United States, all of which are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the United Kingdom, the United States and other countries important to international trade and finance.

Use of Proceeds and Hedging:...  The net proceeds to be received by the
                                 Company from the sale of the Notes will be used for general corporate purposes and, in part, by the Company or one or more of its affiliates in connection with hedging the Company's obligations under the Notes. See also "Use of Proceeds" in the accompanying Prospectus.

                                 On the date of this Pricing Supplement, the Company, through its subsidiaries, may hedge its anticipated exposure in connection with the Notes by taking positions in SBH ADRs or A Shares, in options contracts on SBH ADRs or A Shares listed on major securities markets or positions in any other instruments that it may wish to use in connection with such hedging. In the event that the Company pursues such a hedging strategy, the price at which the Company is able to purchase such positions may be a factor in determining the Exchange Ratio. Purchase activity could potentially increase the prices of SBH ADRs or A Shares, and therefore effectively increase the level to which SBH ADRs or A Shares must rise before a holder of a Note will receive more than the accreted principal amount on any Exchange Date or Call Date. Although the Company has no reason to believe that its hedging activity will have a material impact on the price of SBH ADRs or A Shares or such options, there can be no assurance that the Company will not affect such prices as a result of its hedging activities. The Company, through its subsidiaries, is likely to modify its hedge position throughout the life of the Notes by purchasing and selling the securities and instruments listed above and other available securities and instruments.

Supplemental Information Concerning
Plan of Distribution...........  Each Agent has represented and agreed that
                                 (i) it has not offered or sold and, prior to the expiry of the period of six months from the Settlement Date, will not offer or sell any Notes to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom; and (iii) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issue of the Notes to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemption) Order 1995 or is a person to whom such document may otherwise lawfully be issued or passed on.

                                 The Notes may be offered to investors outside the United States and the United Kingdom.
                                 The Agent has further agreed that any offers and sales made outside the United States and the United Kingdom will be made in compliance with any selling restrictions applicable in the jurisdictions where such offers and sales are made.

United States Federal Taxation:  United States Holders of the Notes.  The
                                 following discussion of the federal income tax consequences of ownership and disposition of the Notes supplements the "United States Federal Taxation" section in the accompanying Prospectus Supplement. The Notes will be issued with original issue discount ("OID") equal to the difference between the Notes' Issue Price and their "stated redemption price at maturity." For this purpose, the stated redemption price at maturity of the Notes is equal to the principal amount. The federal income tax consequences of Notes issued with OID, as well as other tax considerations relevant to the Notes, are discussed in the accompanying Prospectus Supplement. Any limitations on disclosure and any defined terms contained therein are equally applicable to the summary below.

                                 The Notes will be treated as debt for United
                                 States federal income tax purposes. Although proposed Treasury regulations addressing the treatment of contingent debt instruments were issued on December 15, 1994, such regulations, which generally would require current accrual of contingent amounts and would affect the character of gain on the sale, exchange or retirement of a Note, by their terms apply only to debt instruments issued on or after the 60th day after the regulations are finalized.

                                 Under general United States federal income tax principles, upon exercise of the Exchange Right or upon payment pursuant to the Company Exchange Right, a United States Holder will recognize gain or loss equal to the difference between the amount realized (which, if the Company delivers SBH ADRs, will be the fair market value of such stock at the time of the exchange, plus any cash received in lieu of fractional shares) on the exchange and such Holder's tax basis in the Note. A United States Holder receiving SBH ADRs will have a basis in the SBH ADRs equal to its fair market value at the time of the exchange and a holding period in such stock beginning the day after the date of the exchange. With respect to accrual basis taxpayers receiving the Call Price in cash pursuant to the Company Exchange Right, such accrual basis taxpayers may recognize gain or loss at the time the Notice is received rather than at the time of payment. Any loss recognized on any exchange will be treated as capital loss. It is unclear, however, under existing law whether gain recognized on any exchange will be treated as ordinary or capital in character. Subject to further guidance from the Internal Revenue Service, the Company intends to treat such gain as interest income and to report such amounts accordingly. Prospective investors should consult with their tax advisors regarding the character of gain recognized upon exercise of the Exchange Right or the Company Exchange Right.

                                 United States Holders that have acquired debt instruments similar to the Notes and have accounted for such debt instruments under proposed, but subsequently withdrawn, Treasury regulation Section 1.1275-4 may be deemed to have established a method of accounting that must be followed with respect to the Notes, unless consent of the Commissioner of the Internal Revenue Service is obtained to change such method. Absent such consent, such a Holder would be required to account for the Note in the manner prescribed in withdrawn Treasury regulation
                                 Section  1.1275-4.  The Internal Revenue
                                 Service, however, would not be required to accept such method as correct.

                                 Any gain or loss recognized on the sale or other taxable disposition of a Note prior to maturity will be treated as capital in character.

                                 Foreign Holders of the Notes.  As used
                                 herein, the term "Foreign Holder" means a person or entity that, for United States federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership, or a non-resident fiduciary of a foreign estate or trust.

                                 A Foreign Holder will generally not be
                                 subject to United States federal income
                                 taxes, including withholding taxes, on
                                 payments of principal, premium, if any, or interest on a Note, or any gain arising from the sale or disposition of a Note provided that (i) any such income is not effectively connected with the conduct of a trade or business within the United States, (ii) such Foreign Holder is not a person who owns (directly or by attribution) ten percent or more of the total combined voting power of all classes of stock of the Company, (iii) the Foreign Holder (if an individual) is not present in the United States 183 days or more during the taxable year of the disposition and (iv) the required certification of the non-United States status of the beneficial owner is provided to the Company or the Agent.

                                 The 31% "backup" withholding and information reporting requirements will generally not apply to payments by the Company or its agents of principal, premium, if any, and interest on a Note, and to proceeds of the sale or redemption of a Note before maturity, if the required certification of the holder's non-United States status is provided to the Company or the Agent.

                                 Foreign Holders of Notes should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available. Any amounts withheld from a payment to a Foreign Holder under the backup withholding rules will be allowed as a credit against such Holder's United States federal income tax liability and may entitle such Holder to a refund, provided that the required information is furnished to the United States Internal Revenue Service (the "Service").

                                 A Note held by an individual who at the time of his death is not a citizen or domiciliary of the United States will not be subject to United States federal estate tax as a result of such individual's death; provided that (i) interest paid to such individual on such Note would not be effectively connected with the conduct by such individual of a trade or business within the United States and (ii) such individual is not a person who owns (directly or by attribution) ten percent or more of the total combined voting power of all classes of stock of the Company.

                                 There can be no assurance that the ultimate tax treatment of the Notes would not differ significantly from the description herein. Prospective investors are urged to consult their tax advisors as to the possible consequences of holding the Notes.

                                 See also "United States Federal Taxation" in the accompanying Prospectus Supplement for additional discussion of the federal income tax consequences of ownership and disposition of the Notes. For information regarding the federal income tax consequences of ownership and disposition of the SBH ADRs, please refer to the publicly available documents described in the first paragraph under the heading "SBH ADRs; Public Information."



                                                                  ANNEX A


                          OFFICIAL NOTICE OF EXCHANGE

                                       Dated:[On or after March 13, 1996]


Morgan Stanley Group Inc.
1585 Broadway
New York, New York  10036

Morgan Stanley & Co. Incorporated, as
  Calculation Agent
1585 Broadway
New York, New York  10036
Fax No.: (212) 761-0028
(Attn:  Richard P. Sandulli)

Dear Sirs:

         The undersigned holder of the Medium Term Notes, Series C, Senior Fixed Rate Notes due December 31, 2001 (Exchangeable for American Depositary Receipts ("SBH ADRs") Representing five (5) Class A Ordinary Shares of SmithKline Beecham plc) of Morgan Stanley Group Inc. (the "Notes") hereby irrevocably elects to exercise with respect to the principal amount of the Notes indicated below, as of the next Exchange Date hereafter (or, if this letter is received after 11:00 a.m. on any Business Day, as of the second Exchange Date hereafter, provided that such day is prior to the earliest of
(i) December 31, 2001, (ii) the Call Date and (iii) in the event of a call for cash in an amount equal to the Call Price, the Company Notice Date), the Exchange Right as described in Pricing Supplement No. 23 dated December 6, 1995 (the "Pricing Supplement") to the Prospectus Supplement dated March 29, 1995 and the Prospectus dated March 29, 1995 related to Registration Statement No. 33-57833. Capitalized terms not defined herein have the meanings given to such terms in the Pricing Supplement. Please date and acknowledge receipt of this notice in the place provided below on the date of receipt, and fax a copy to the fax number indicated, whereupon the Company will deliver, at its sole option, SBH ADRs of SmithKline Beecham or cash 3 Business Days after the Exchange Date in accordance with the terms of the Notes, as described in the Pricing Supplement.


                                       Very truly yours,

                                         _____________________________________
                                         [Name of Holder]


                                       By:____________________________________
                                          [Title]

                                          ____________________________________
                                          [Fax No.]

                                       $______________________________________
                                          Principal Amount of Notes
                                              surrendered for exchange


Receipt of the above Official
Notice of Exchange is hereby acknowledged

MORGAN STANLEY GROUP INC., as Issuer

MORGAN STANLEY & CO. INCORPORATED, as Calculation Agent


By MORGAN STANLEY & CO. INCORPORATED, as Calculation Agent


By:____________________________________________
    Title:


Date and time of acknowledgement_______________